UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 9, 2009

ABRAXIS BIOSCIENCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33657	30-0431735
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11755 Wilshire Boulevard, Suite 2000

Los Angeles, California 90025

(Address of Principal Executive Offices) (Zip Code)

(310) 883-1300

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 9, 2009, the board of directors of Abraxis BioScience, Inc. (the “Company”) appointed (i) Rick Rodgers as Senior Vice President and Chief Financial Officer of the Company and its wholly-owned operating subsidiary, Abraxis BioScience, LLC effective July 9, 2009 and (ii) Mary Lynne Hedley, Ph.D. as Executive Vice President of Operations and Chief Scientific Officer effective July 13, 2009. Mr. Rodgers succeeds David O’Toole, who will remain with the Company for an interim period in order to facilitate an orderly transition.

Mr. Rodgers joined the Company in June 2009 as Senior Vice President, Finance and Administration. Mr. Rodgers most recently was Senior Vice President, Controller and Chief Accounting Officer of MGI Pharma until the company’s acquisition by Eisai Corporation in 2008. In 2003, Mr. Rodgers was Corporate Controller of MedSource Technologies. Prior to that, he held various senior positions at ADC Telecommunications Inc. from 1997 to 2003, last serving as Assistant Corporate Controller. Mr. Rodgers also was Controller for Supercycle, Inc. from 1996 to 1997, United Microlabs, Inc. from 1994 to 1996 and Midwest Stone Management from 1992 to 1994. He began his financial career in accounting at Arthur Anderson & Co. in 1989. Mr. Rodgers earned his bachelor of science degree in Financial Accounting from St. Cloud State University, Minn., and his master of business administration degree in Finance from the University of Minnesota, Carlson School of Business.

Dr. Hedley most recently served as Executive Vice President of Eisai Corporation of North America following Eisai’s acquisition in 2008 of MGI Pharma, Inc. where she had served as Executive Vice President and Chief Scientific Officer since 2005. She joined MGI Pharma in 2004 as Senior Vice President and General Manager. Previously, Dr. Hedley co-founded ZYCOS, Inc., a biotechnology company, and held roles of progressively greater responsibility ultimately leading to her serving as the company’s President and Chief Executive Officer. Dr. Hedley’s early research career consisted of two consecutive postdoctoral fellowships at Harvard University from 1989 through 1996. She earned her bachelor of science degree in Microbiology from Purdue University and her doctorate degree in Immunology from the University of Texas, Southwestern Medical Center.

No “family relationship,” as that term is defined in Item 401(d) of Regulation S-K, exists among Mr. Rodgers or Dr. Hedley, on the one hand, and any of the Company’s directors or executive officers, on the other hand.

Under the terms of their offer letters, Dr. Hedley and Mr. Rodgers will receive an annual base salary of $440,000 and $340,000, respectively, and they will be eligible to participate in the bonus plan designed for other employees. Dr. Hedley’s and Mr. Rodger’s target bonus will be 50% and 45%, respectively, of base salary. Mr. Rodger’s offer letter also provides that he will (i) receive a signing bonus payment of $35,000 and (ii) be reimbursed for relocation costs and expenses up to $50,000. Dr. Hedley’s offer letter provides that she will receive a signing bonus payment of $50,000. If Dr. Hedley or Mr. Rodgers voluntarily terminates their employment (other than for “Good Reason”) or is terminated for “Cause” during their first year of employment, they have agreed to repay their signing bonus and relocation costs, as applicable.

In the event that Dr. Hedley’s or Mr. Rodger’s employment is terminated (i) by the Company without “Cause,” or (ii) by them for “Good Reason,” in each case prior to the consummation of a change of control “Transaction,” then Dr. Hedley and Mr. Rodgers, as applicable, will be entitled to receive a lump sum payment equal to eighteen months of their then-current annual base salary plus a prorated target bonus for the year in which termination occurs. In addition, any equity awards held by Dr. Hedley and Mr. Rodgers, as applicable, would accelerate with respect to an additional 25% of the underlying shares. In the event of a “Transaction,” each of Dr. Hedley and Mr. Rodgers will be entitled to receive a lump sum bonus payment equal to eighteen months of his/her then-current annual base salary plus a prorated target bonus for the year in which “Transaction” occurs. In addition, any equity awards would accelerate and vest in full upon any such Transaction.

In connection with his employment, Mr. Rodgers was granted on July 13, 2009 (i) an option to purchase 20,000 shares of the Company’s common stock, which options vest in four equal annual installments beginning on June 22, 2010, the first anniversary of the vesting commencement date, and have an exercise price equal to $31.82, the closing price on the July 13, 2009 grant date and (ii) 15,000 restricted stock units, which vest in four equal annual installments beginning on June 22, 2010. In connection with her employment, Dr. Hedley was granted on July 13, 2009 (i) an option to purchase 50,000 shares of the Company’s common stock, which options vest in four equal annual installments beginning on July 13, 2010, the first anniversary of the vesting commencement date, and have an exercise price equal to $31.82, the closing price on the July 13, 2009 grant date and (ii) 25,000 restricted stock units, which vest in four equal annual installments beginning on July 13, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABRAXIS BIOSCIENCE, INC.

Date: July 15, 2009	By:	/s/ Leon O. Moulder, Jr.
Leon O. Moulder, Jr. President and Chief Executive Officer